Exhibit 5.1

Maples’ Draft: 29 July 2008

Our ref
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

Subject to review and amendment

VisionChina Media Inc.

1/F Block 7#, Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

People’s Republic of China

[•] 2008

Dear Sirs

VisionChina Media Inc.

We have acted as Cayman Islands legal advisers to VisionChina Media Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on 1 August 2008 with the United States Securities and Exchange Commission (the “Commission”), under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares representing the Company’s Common Shares of par value US$0.0001 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 27 January 2006, the Certificate of Incorporation on Change of Name on 20 July 2007 and 27 August 2007 and the third Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 8 November 2007 (the “Memorandum and Articles of Association”);

1.2	the written resolutions of the board of Directors dated 31 July 2008;

1.3	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”); and

1.4	the Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the continuing completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	the genuineness of all signatures and seals; and

2.3	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$20,000 divided into 200,000,000 common shares of a nominal or par value of US$0.0001 each;

3.3	the issue and allotment of the Common Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Common Shares will be legally issued and allotted as fully paid and non-assessable; and

3.4.	Common Shares to be sold by the Selling Shareholders have been legally and validly issued as fully paid and non-assessable.

4 QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

Encl

VisionChina Media Inc.

PO Box 309, Ugland House

South Church Street

George Town Grand Cayman

KY1-1104 Cayman Islands

[•] 2008

To:	Maples and Calder
53/F The Center
99 Queen’s Road Central
Hong Kong

Dear Sirs

VisionChina Media Inc. (the “Company”)

I, [•], being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	the third amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 8 November 2007 remain in full force and effect and are otherwise unamended;

2	the written resolutions of the board of directors dated [•] 2008 (the “IPO Resolutions”) were signed by all the directors in the manner prescribed in the articles of association of the Company;

3	the authorised share capital of the Company is US$20,000 divided into 200,000,000 common shares of par value US$0.0001 each;

4	the ordinary shares held by the Selling Shareholders have been issued as fully paid;

5	the shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares; and

6	the IPO Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms. Alice Ooi) to the contrary.

Signature:
Director

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